EXHIBIT 21

Listing of Subsidiaries

of

Lux Amber, Corp.

First Tier:

o	Worldwide Specialty Chemicals Inc. (a Delaware corporation)

Second Tier:

o	Industrial Chem Solutions Inc., a Texas corporation

o	Safeway Pest Elimination LLC, a Texas limited liability company